Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Automotive Industry Veteran James S. McElya
Joins Superior Industries Board of Directors

VAN NUYS, CALIFORNIA - December 9, 2013 -- Superior Industries International, Inc. (NYSE:SUP) today announced the appointment of James S. McElya to its board of directors.

McElya, 66, fills a board seat that was temporarily held by Kerry A. Shiba, Superior’s executive vice president and chief financial officer, who remains in his officer role. Shiba was appointed to the board on April 12, 2013, while the company embarked on a search for a qualified independent director to fill a vacancy.

McElya held a 17-year career with Cooper-Standard Holdings, Inc., a publicly traded company that is a leading global supplier of various products for the automotive industry. He served the company in a variety of leadership capacities, including chief executive officer from 2004 through 2012 and as non-executive chairman from October 2012 until May 2013. McElya currently is chairman of the board of directors of Affinia Group, a supplier of automotive aftermarket parts, and is the past chairman and current member of the Motor & Equipment Manufacturers Association.

“Jim McElya brings to the Superior Industries board outstanding automotive industry experience at both the operating and management levels,” said Steven J. Borick, Chairman, President and Chief Executive Officer.  “We look forward to the independent and fresh thinking he will provide our company at a time of positive change and industry strength. I also wish to thank Kerry Shiba for stepping in at the board level during the past eight months and for the critical management role he continues to play in the company.”

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota, Volkswagen and Tesla. For more information, visit www.supind.com.